Exhibit 99.1

AEGERION PHARMACEUTICALS ANNOUNCES

THIRD-QUARTER 2013 FINANCIAL RESULTS

2013 Revenue Guidance Revised Upward to between $45 and $50 million

Cambridge, MA, October 30, 2013 - Aegerion Pharmaceuticals, Inc. (NASDAQ: AEGR), a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases, announced its financial results and business highlights for the third-quarter and first nine-months of 2013.

Highlights

•	Aegerion achieved $16.3 million in net product sales in the third-quarter and $24.1 million in the first nine months of 2013.

•	A significant number of patients were added to the Company’s growing base of active patients on JUXTAPID, and new prescription rates continued to accelerate.

•	Approximately nine months into the U.S. commercial launch of JUXTAPID, patient dropout rate and compliance continue to be on track with the Company’s expectations.

•	In July, the European Commission approved lomitapide, under the brand name LOJUXTA®, as a treatment for adult patients with homozygous familial hypercholesterolemia (HoFH).

•	In September, the Company announced it received orphan drug designation from Japan’s Ministry of Labour, Health and Welfare for lomitapide for the treatment of HoFH.

•	The Company will present data from its Phase 3 extension study in a poster presentation at the upcoming American Heart Association Scientific Sessions on November 18.

“The fundamentals of our commercial launch of JUXTAPID remain strong, and we are pleased with physicians’ enthusiasm to bring this important therapy to their HoFH patients,” said Marc D. Beer, Chief Executive Officer. “We are beginning to see growing traction in our commercial activities focused towards cardiologists, and we continue to make substantial investment in our customer-facing infrastructure. As our commercial experience grows, we continue to gain insight into the magnitude of the existing need for this therapy on a global basis.”

Mr. Beer continued, “We have made solid progress in early execution of our country-by-country plan to bring LOJUXTA to patients in the EU, beginning with the submission of global value dossiers in key markets to set in motion the reimbursement discussions.”

“Our regulatory team is actively filing submissions in key international markets. We are executing on our plan to make lomitapide available globally to HoFH patients.”

Financial Results

Net product sales for the third-quarter ended September 30, 2013 were $16.3 million. For the first nine months of 2013, net product sales totaled $24.1 million.

For the third-quarter ended September 30, 2013, net loss was $12.5 million, or $0.43 per share, compared with a net loss of $14.9 million, or $0.59 per share, for the same period in 2012. For the nine months ended September 30, 2013, net loss was $49.5 million, or $1.72 per share, compared with a net loss of $40.5 million, or $1.76 per share, for the same period in 2012.

Selling, general and administrative expenses were $18.8 million for the quarter ended September 30, 2013, compared to $8.2 million for the same period in 2012. Selling, general and administrative expenses were $48.9 million for the nine months ended September 30, 2013, compared to $21.0 million for the same period in 2012. The increase in selling, general and administrative expenses in the third quarter and first nine months of 2013 over the comparable periods in 2012 was primarily related to increased headcount in both selling and administrative functions as well as outside services required to support the commercial launch of JUXTAPID and our global expansion.

Research and development expenses were $7.9 million for the quarter ended September 30, 2013, compared to $6.5 million for the same period in 2012. Research and development expenses were $21.3 million for the nine months ended September 30, 2013, compared to $16.6 million for the same period in 2012. The increase in research and development expenses in the third quarter and first nine months of 2013 over the comparable periods in 2012 was primarily related to increased employee costs related to the Company’s medical affairs and international regulatory activities, as well as increased clinical development expenses in connection with clinical work to support a potential marketing authorization application for JUXTAPID in Japanese HoFH patients, partially offset by a decrease in manufacturing costs that were expensed in 2012 prior to FDA approval and are now being capitalized as inventory.

Cash, cash equivalents and marketable securities totaled $126.2 million as of September 30, 2013, compared to $82.2 million as of December 31, 2012 and $129.1 million as of June 30, 2013.

2013 Financial Guidance

Aegerion is raising its full year 2013 revenue guidance for net product sales to $45 to $50 million, from the previous range of $30 to $35 million. The upward revision primarily reflects the Company’s results and insights to date with respect to the launch of

JUXTAPID in the U.S. Aegerion continues to expect total operating expenses, excluding stock-based compensation expense, to be between $75 and $85 million in 2013. The Company expects GAAP operating expenses in 2013, including stock-based compensation, to be between $95 and $105 million.

Conference Call Details

Aegerion will hold a conference call to discuss its financial results, business highlights and outlook today, Wednesday, October 30, 2013 at 8:30 a.m. EDT. In addition, the Company will answer questions concerning business and financial developments and trends, and other matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial (866) 516-3002 (international callers dial (760) 298-5082). In addition, the presentation will be webcast live, and may be accessed for up to 30 days following the call, by visiting the “Investors” section of Aegerion’s website, www.aegerion.com. An accompanying slide presentation also can be accessed via the “Investors” section of the Aegerion website.

About Aegerion Pharmaceuticals

Aegerion Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of innovative, life-altering therapies for patients with debilitating, often fatal, rare diseases. For more information about the company, please visit www.aegerion.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the commercial opportunity for lomitapide; planned expansion and activities outside the U.S., and expectations as to future financial results, including operating expenses and net product sales. These forward-looking statements are neither promises nor guarantees of future performance, and are subject to a variety of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other factors: the risk that market acceptance of lomitapide in the U.S. may not continue at the levels we expect and may be lower outside the U.S. than we expect; the risk that the conversion of prescriptions for lomitapide into patients on therapy may be lower than we expect; the risk that the actual number of patients with HoFH may be lower than our estimates; the risk that the restrictions imposed by the regulatory authorities or the side effect profile or the impact of competitive products may limit the potential of lomitapide; the risk that private or government payers may impose restrictions that hinder reimbursement; the risk that regulatory authorities in countries outside the U.S. and E.U. may not be satisfied with the efficacy or safety profile of lomitapide or our proposed risk management plan; the risk that we do not receive approval of lomitapide in other countries outside the U.S. and E.U. on a timely basis, or at all or that regulatory authorities impose significant restrictions on approval; the risk that we do not obtain requisite pricing approvals outside the U.S. at acceptable levels and without significant limitations; the risk that we are not able to generate the level of named patient sales in countries outside the U.S. that we expect; the risk that technical hurdles may delay initiation of future clinical trials; the risk of unexpected results in use of our commercial product or during our additional nonclinical or clinical development work with lomitapide; the risk of unexpected manufacturing issues affecting future supply; the risk that any of the foregoing may cause product sales revenue to be lower than we expect, or that we may incur unanticipated expenses in connection with our activities; and the other risks inherent in commercialization, drug development and the regulatory approval process.

For additional disclosure regarding these and other risks we face, see the disclosure contained in the “Risk Factors” section of Aegerion’s Quarterly Report on Form 10-Q filed on August 9, 2013, and our other public filings with the Securities and Exchange Commission, available on the SEC’s website at http://www.sec.gov. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

CONTACT:

Aegerion Pharmaceuticals, Inc.

Amanda Murphy

Manager, Investor Relations & Public Relations

(857) 242-5024

amurphy@aegerion.com

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In 000s)	2013	2012	2013	2012
Net product sales	$16,330	$—	$24,051	$—
Cost of sales	1,750	—	2,660	—
Operating expenses:
Selling, general and administrative	18,843	8,163	48,912	21,022
Research and development	7,892	6,522	21,285	16,605
Restructuring costs	1	1	3	1,378

Total operating expenses	26,736	14,686	70,200	39,005

Loss from operations	(12,156)	(14,686)	(48,809)	(39,005)
Interest expense, net	(100)	(159)	(363)	(617)
Other expense, net	(47)	(29)	(170)	(844)

Net loss before provision for income taxes	(12,303)	(14,874)	(49,342)	(40,466)
Provision for income taxes	(164)	—	(164)	—

Net loss	$(12,467)	$(14,874)	$(49,506)	$(40,466)

Net loss per common share - basic and diluted	$(0.43)	$(0.59)	$(1.72)	$(1.76)

Weighted-average shares outstanding - basic and diluted	29,051	25,360	28,744	22,940

Aegerion Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(In 000s)	September 30, 2013	December 31, 2012
Cash, cash equivalents and marketable securities	$126,168	$82,177
Accounts receivable, net	4,609	—
Inventories	1,488	—
Prepaid expenses and other current assets	3,186	1,571
Restricted cash	—	105
Property and equipment, net	1,486	1,143
Other assets	164	93

Total assets	$137,101	$85,089

Accounts payable and accrued liabilities	$13,458	$13,904
Current portion of long-term debt	3,578	3,022
Long-term debt	4,906	7,589
Other noncurrent liabilities	309	173

Total liabilities	22,251	24,688
Total stockholders’ equity	114,850	60,401

Total liabilities and stockholders’ equity	$137,101	$85,089